EXHIBIT 23.2

Independent Accountants' Consent

To Board of Directors
Warwick Community Bancorp, Inc:

We consent to incorporation by reference in this Registration Statement of Warwick Community Bancorp, Inc. on Form S-8 of our report dated January 27, 2003, relating to the consolidated statement of financial condition of Warwick Community Bancorp, Inc. and subsidiaries as of December 31, 2002, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the year then ended, appearing in the Annual Report on Form 10-K of Warwick Community Bancorp, Inc. for the year ended December 31, 2002, incorporated by reference in this registration statement.

Our report referred to the audits of the 2001 and 2000 financial statements of the Company which was conducted by another auditor who has ceased operations. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2002.

/s/ KPMG LLP

Short Hills, New Jersey
May 20, 2003